EXHIBIT NO. 23.1




                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Adolor Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Adolor Corporation of our report dated March 31, 2000, except as to the second paragraph of note 12 which is as of November 9, 2000 relating to the balance sheets of Adolor Corporation as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the registration statement in Form S-1 (File No. 333-96333) of Adolor Corporation.

                                        KPMG LLP


Philadelphia, Pennsylvania
November 29, 2000